January 6, 2009

U.S. Bank, National Association
U.S. Bancorp Fund Services, LLC
615 East Michigan Street
Milwaukee, WI 53202
Attn:  Joe Redwine

Re:  Baird Funds, Inc.

Dear Joe:

The following Agreements with U.S. Bank National Association/U.S. Bancorp Fund Services, LLC (as extended by letter dated March 13, 2008) are due to expire August 31, 2009:

Custody Agreement
Fund Accounting Servicing Agreement
Fund Administration Servicing Agreement
Prospect Servicing Agreement
Transfer Agent Servicing Agreement

Baird Funds, Inc. proposes, and this letter serves as our intent, to extend the term of these agreements under the same terms and conditions through August 31, 2010.  If this meets with your approval, please sign the acknowledgment and return to me at your earliest convenience.  Please feel free to contact me at 298-2474 if you have any questions or wish to discuss the matter.

Sincerely,

/s/ Mary Ellen Stanek

Mary Ellen Stanek
Baird Funds, Inc.
President

ACKNOWLEDGMENT

U.S. Bank, N.A. and U.S. Bancorp Fund Services, LLC hereby agrees to extend the term of the above referenced agreements through August 31, 2010.

By: /s/ Joe Redwine	Date: January 9, 2009

Title: Executive Vice President and President